Exhibit 99.1

QURATE RETAIL, INC. REPORTS

THIRD QUARTER 2023 FINANCIAL RESULTS

Englewood, Colorado, November 3, 2023 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported third quarter 2023 results(1).

“We are delivering on our Project Athens transformation as planned and have made tangible progress toward building a materially stronger profit and cash flow profile,” said David Rawlinson, President and CEO of Qurate Retail. “We produced strong Adjusted OIBDA growth of over 50% as reported with increases at each of our businesses, sustained gross margin gains in our core video commerce businesses and grew free cash flow, all while moderating the decline in revenue compared to the first half of the year.

“While we have meaningful work still ahead of us, our third quarter results strengthen our confidence in our ability to navigate the current challenged environment and to meet our Project Athens objectives. We reiterate our expectations for a double-digit CAGR on Adjusted OIBDA and free cash flow with stable revenues through 2024 compared to 2022.”

Third quarter 2023 operating results:

●	Qurate Retail revenue decreased 3%(2) to $2.5 billion in both US Dollars and constant currency(3)
●	Qurate Retail grew Adjusted OIBDA(4) 35%(2) in constant currency
●	Qurate Retail reported diluted EPS of $0.00
o	Adjusted diluted EPS(4) of $0.10
●	QxH revenue decreased 3%
●	QVC International revenue increased 4%
o	In constant currency, revenue increased 1%
●	Cornerstone revenue decreased 13%

Corporate headlines:

●	$435 million reduction in revolver balance using operating cash flow and insurance proceeds
●	Remaining 1.75% exchangeable debentures were retired or exchanged during Q3 or after quarter-end

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2023 to the same period in 2022.

THIRD QUARTER 2023 FINANCIAL RESULTS

(amounts in millions)	3Q22	3Q23	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,663	$1,617	(3)%
QVC International	554	577	4%	1%
Cornerstone	327	285	(13)%
Total Qurate Retail Revenue (excluding Zulily)	2,544	2,479	(3)%	(3)%
Zulily(b)	200	-	NM
Total Qurate Retail Revenue (as reported)	$2,744	$2,479	(10)%	(10)%

Operating Income (Loss)
QxH(c)	$(2,251)	$91	NM
QVC International	52	63	21%	21%
Cornerstone	2	4	100%
Unallocated corporate cost	(7)	(7)	-%
Total Qurate Retail Operating Income (excluding Zulily)	(2,204)	151	NM	NM
Zulily(b)	(403)	-	NM
Total Qurate Retail Operating Income (as reported)	$(2,607)	$151	NM	NM

Adjusted OIBDA
QxH(c)	$143	$201	41%
QVC International	62	77	24%	23%
Cornerstone	10	11	10%
Unallocated corporate cost	(5)	(4)	20%
Total Qurate Retail Adjusted OIBDA (excluding Zulily)	$210	$285	36%	35%
Zulily(b)	(25)	-	NM
Total Qurate Retail Adjusted OIBDA (as reported)	$185	$285	54%	54%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Zulily was divested on May 24, 2023. In the third quarter of 2022, Zulily recorded (i) a $366 million non-cash impairment charge related to its tradename and goodwill and (ii) $3 million of restructuring charges. These items are included in operating income and excluded from Adjusted OIBDA.

c)	In the third quarter of 2023, QxH incurred (i) a $2 million gain on the sale of its Rocky Mount, NC fulfillment center (“Rocky Mount”) in February 2023 on proceeds released from escrow and (ii) $21 million of restructuring, penalties and fire-related costs. In the third quarter of 2022, QxH recorded (i) a $2.7 billion non-cash impairment charge related to goodwill and the HSN tradename, (ii) a $277 million gain on sale related to the sale and leaseback agreements of five US properties and (iii) a $137 million net gain on insurance proceeds representing insurance proceeds received in excess of losses recognized on inventory, fixed assets and other fire related costs. These items are included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.

THIRD QUARTER 2023 NET INCOME AND ADJUSTED NET INCOME(4)

(amounts in millions)	3Q22	3Q23
Net income	$(2,747)	$1
Adjusted net income (loss)(a)	$(29)	$40

Basic weighted average shares outstanding ("WASO")	381	388
Potentially dilutive shares	1	1
Diluted WASO	382	389

GAAP EPS(b)	$(7.21)	$0.00
Adjusted EPS(a)	$(0.08)	$0.10

a)	See Reconciling Schedule 3.
b)	Represents diluted net income per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.

QxH

QxH revenue declined primarily due to a 3% decrease in units shipped, which was partially offset by a 1% increase in average selling price. QxH experienced a 6% increase in average spend per customer. QxH reported declines in electronics, apparel and beauty, with growth in accessories, jewelry and home.

Operating income and Adjusted OIBDA margin(4) increased mainly due to lower fulfillment (warehouse and freight) costs, higher product margins and lower obsolescence expense. Fulfillment favorability was driven by efficiencies from Project Athens initiatives, significantly lower detention and demurrage costs compared to prior year and improved rates from the new parcel carrier contract that went into effect in July. Product margins increased primarily due to mix shift to higher-margin products and fewer clearance items as a result of improved inventory health and initiatives to increase initial margin. Inventory obsolescence declined due to an improved mix of inventory. These gains were partially offset by higher administrative expenses from certain costs related to Project Athens, including outside services, and to a lesser extent from increased commissions.

QVC International

US Dollar denominated results were positively impacted by exchange rate fluctuations, primarily due to the Dollar weakening 8% versus the Euro and 7% versus the British Pound, partially offset by the Dollar strengthening 5% against the Japanese Yen. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency to the comparable figures calculated in accordance with US GAAP, where applicable.

QVC International’s constant currency revenue grew primarily due to a 3% increase in units shipped, which was partially offset by a 1% decrease in average selling price. QVC International reported growth in beauty, home and apparel, with a decline in electronics.

Operating income and Adjusted OIBDA margin increased primarily due to higher product margins and lower inventory obsolescence expense. Product margin favorability was due to lower supply chain costs and mix shift to higher-margin products, partially offset by unfavorable returns. Obsolescence favorability reflects reduced inventory levels. These gains were partially offset by higher administrative and fulfillment expenses. Administrative costs increased mostly due to outside services and management incentive accruals. Fulfillment pressure was mainly attributable to fulfillment center rents due to sale leaseback transactions in January 2023 and increased labor rates, notably in Europe.

Cornerstone

Cornerstone revenue decreased, reflecting softness and competitive promotional pressure in the home sector as well as lower demand for apparel at Garnet Hill.

Operating income and Adjusted OIBDA margin increased mainly due to lower supply chain costs, partially offset by increased promotions.

THIRD QUARTER 2023 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	3Q22	3Q23	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue	70.2%	65.4%	(480)	bps
Operating Income Margin (%)(b)	NM	5.6%	NM
Adjusted OIBDA Margin (%)(b)	8.6%	12.4%	380	bps
Average Selling Price	$51.27	$51.78	1%
Units Sold			(3)%
Return Rate(c)	14.4%	15.4%	100	bps
eCommerce Revenue(d)	$1,000	$996	-%
eCommerce % of Total Revenue	60.1%	61.6%	150	bps
Mobile % of eCommerce Revenue(e)	67.3%	69.0%	170	bps
LTM Total Customers(f)	9.3	8.2	(12)%

QVC International
Cost of Goods Sold % of Revenue	64.8%	63.4%	(140)	bps
Operating Income Margin (%)	9.4%	10.9%	150	bps
Adjusted OIBDA Margin (%)	11.2%	13.3%	210	bps
Average Selling Price			3%		(1)%
Units Sold			3%
Return Rate(c)	18.9%	19.6%	70	bps
eCommerce Revenue(d)	$256	$283	11%		7%
eCommerce % of Total Revenue	46.2%	49.0%	280	bps
Mobile % of eCommerce Revenue(e)	70.4%	69.3%	(110)	bps
LTM Total Customers(f)	4.5	4.2	(7)%

Cornerstone
Cost of Goods Sold % of Revenue	66.7%	62.8%	(390)	bps
Operating Income Margin (%)	0.6%	1.4%	80	bps
Adjusted OIBDA Margin (%)	3.1%	3.9%	80	bps
eCommerce Revenue(d)	$245	$218	(11)%
eCommerce % of Total Revenue	74.9%	76.5%	160	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the third quarter of 2023, QxH incurred (i) a $2 million gain on the sale of Rocky Mount in February 2023 on proceeds released from escrow and (ii) $21 million of restructuring, penalties and fire-related costs. In the third quarter of 2022, QxH recorded (i) a $2.7 billion non-cash impairment charge related to goodwill and the HSN tradename, (ii) a $277 million gain on sale related to the sale and leaseback agreements of five US properties and (iii) a $137 million net gain on insurance proceeds representing insurance proceeds received in excess of losses recognized on inventory, fixed assets and other fire related costs. These items are included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.
c)	Measured as returned sales over gross shipped sales in US Dollars.
d)	Based on net revenue.
e)	Based on gross US Dollar orders.
f)	LTM: Last twelve months.

FOOTNOTES

1)	Qurate Retail will discuss these headlines and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.T.) on November 3, 2023. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	Adjusted for the divestiture of Zulily on May 24, 2023.
3)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
4)	For definitions and applicable reconciliations of Adjusted OIBDA, Adjusted OIBDA margin, adjusted net income and adjusted diluted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	6/30/2023	9/30/2023
Cash and cash equivalents (GAAP)	$1,483	$1,099

Indemnification agreement receivable(a)	$10	$21

Debt:
QVC senior secured notes(b)	$3,509	$3,509
QVC senior secured bank credit facility	1,430	995
Total Qurate Retail Group Debt	$4,939	$4,504

Senior notes(b)	792	792
Senior exchangeable debentures(c)	861	858
Corporate Level Debentures	1,653	1,650
Total Qurate Retail, Inc. Debt	$6,592	$6,154
Unamortized discount, fair market value adjustment and deferred loan costs	(614)	(589)
Total Qurate Retail, Inc. Debt (GAAP)	$5,978	$5,565

Other Financial Obligations:
Preferred stock(d)	$1,269	$1,270

QVC, Inc. leverage(e)	2.3x	2.6x

a)	Indemnity from Liberty Broadband Corporation (“Liberty Broadband”), pursuant to the indemnification agreement with respect to the 1.75% exchangeable debentures (the “LI LLC Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”). LI LLC is a wholly-owned subsidiary of Qurate Retail.
b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
d)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
e)	As defined in QVC’s credit agreement. The gains from sale leaseback transactions completed within the last twelve months and a portion of expected cost savings are included in adjusted EBITDA for purposes of the covenant calculations under QVC’s bank credit facility.

Cash at Qurate Retail decreased $384 million in the third quarter primarily due to net debt repayment under QVC’s bank credit facility partially offset by cash from operations. Total debt at Qurate Retail, Inc. decreased $438 million in the third quarter primarily due to a $435 million reduction in borrowings under QVC’s bank credit facility.

QVC’s bank credit facility has $995 million drawn as of September 30, 2023 with incremental availability of $2.1 billion, net of letters of credit. QVC’s leverage ratio, as defined by the QVC revolving credit facility, was 2.6x at quarter-end. Pursuant to the terms of QVC’s revolving credit facility, gains from sale leaseback transactions and a portion of expected cost savings are included in operating income for purposes of QVC’s leverage ratio for covenant calculations.

As of September 30, 2023, QVC’s consolidated leverage ratio (as calculated under QVC’s senior secured notes) was greater than 3.5x and as a result QVC is restricted in its ability to make unlimited dividends or other restricted payments. Dividends made by QVC to service the principal and interest of indebtedness of its parent entities, as well as payments made by QVC to Qurate Retail under an intercompany tax sharing agreement in respect of certain tax obligations of QVC and its subsidiaries, are permitted under the bond indenture and credit agreement.

Qurate Retail is in compliance with all debt covenants as of September 30, 2023.

Qurate Retail benefits from an indemnification agreement with Liberty Broadband with respect to its LI LLC Charter exchangeable debentures. Pursuant to this indemnification agreement, Liberty Broadband has agreed to indemnify LI LLC for any payments made to a holder of such debentures that exercised its exchange right on or before the put/call date of October 5, 2023 in excess of the sum of the adjusted principal amount of such debentures plus certain estimated tax benefits to Qurate Retail, if any, resulting from the exchange. LI LLC would be responsible for paying the adjusted principal amount to such holder. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter Communications, Inc. held at Liberty Broadband that underlie the LI LLC Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of September 30, 2023, holders of the LI LLC Charter exchangeable debentures had the ability to put their debentures on October 5, 2023, and accordingly, the indemnification asset is included as a current asset. During the three months ended September 30, 2023, Qurate Retail received indemnification payments from Liberty Broadband in connection with exchanges of $2 million principal amount of the LI LLC Charter exchangeable debentures that settled in the quarter. Subsequent to September 30, 2023, all remaining LI LLC Charter exchangeable debentures were retired or exchanged.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.T.) on November 3, 2023. The call can be accessed by dialing (877) 704-4234 or (215) 268-9904, passcode 13736993, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.qurateretail.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives (including Project Athens) and their expected benefits, market potential, future financial performance and prospects, the indemnification by Liberty Broadband, future repayment of debt, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19 or other public health crises), issues impacting the global supply chain and labor market, and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms

10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily (through May 23, 2023) and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, and where applicable, separately identified impairments, litigation settlements, restructuring, penalties, acquisition-related costs, fire related costs, net (including Rocky Mount inventory losses), and (gains) losses on sale leaseback transactions. Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure. Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’s performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark-to-market adjustments on certain public debt and equity securities, (gain) loss on sale of fixed assets and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark-to-market adjustments and other one-time items identified in Schedule 3 below. Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures. Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance. Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail. Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan. We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended September 30, 2022, December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q22	4Q22	1Q23	2Q23	3Q23
Qurate Retail Operating Income (Loss)	$(2,607)	$42	$176	$366	$151
Depreciation and amortization	107	110	100	104	105
Stock compensation expense	15	14	16	14	10
Restructuring, penalties and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)(a)	(134)	31	—	(208)	19
Impairment of intangible assets	3,081	—	—	—	—
(Gains) on sale of intangible asset and sale leaseback transactions(b)	(277)	—	(113)	(6)	—
Qurate Retail Adjusted OIBDA	$185	$197	$179	$270	$285

a)	In the third quarter of 2023, QxH incurred (i) a $2 million gain on the sale of Rocky Mount in February 2023 on proceeds released from escrow and (ii) $21 million of restructuring, penalties and fire-related costs. In the third quarter of 2022, QxH recorded (i) a $2.7 billion non-cash impairment charge related to goodwill and the HSN tradename, (ii) a $277 million gain on sale related to the sale and leaseback agreements of five US properties and (iii) a $137 million net gain on insurance proceeds representing insurance proceeds received in excess of losses recognized on inventory, fixed assets and other fire related costs. These items are included in operating income and excluded from Adjusted OIBDA.
b)	Includes gains on the sale related to the modification of a lease that resulted in a sale leaseback for US GAAP purposes of five US properties completed in the third quarter of 2022, the sale leaseback transactions of UK and German properties in the first quarter of 2023 and the sale of an intangible asset primarily related to the sale of a channel positioning right in the second quarter of 2023.

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended September 30, 2022, December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	3Q22	4Q22	1Q23	2Q23	3Q23
QVC
Operating income (loss)	$(2,199)	$113	$230	$374	$154
Depreciation and amortization	94	96	89	94	98
Stock compensation	9	9	9	11	7
Restructuring, penalties and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)	(137)	29	(4)	(211)	19
(Gains) on sale of intangible asset and sale leaseback transactions	(277)	—	(113)	(6)	—
Impairment of intangible assets	2,715	—	—	—	—
Adjusted OIBDA	$205	$247	$211	$262	$278

QxH Adjusted OIBDA	$143	$150	$139	$185	$201
QVC International Adjusted OIBDA	$62	$97	$72	$77	$77

Cornerstone
Operating income (loss)	$2	$(14)	$(2)	$15	$4
Depreciation and amortization	6	7	5	7	7
Stock compensation	2	—	1	1	—
Restructuring costs	—	—	—	2	—
Adjusted OIBDA (Loss)	$10	$(7)	$4	$25	$11

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended September 30, 2022, December 31, 2022, March 31, 2023, June 30, 2023 and September 30, 2023, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	3Q22	4Q22	1Q23	2Q23	3Q23
Qurate Retail Net Income (Loss) (GAAP)	$(2,747)	$(51)	$20	$107	$1
Purchase accounting amort., net of deferred tax benefit(a)	16	18	17	15	14
Impairment of intangible assets, net of tax impact	3,004	—	—	—	—
Restructuring, penalties and fire related costs, net of (recoveries) and tax impact (including Rocky Mount inventory losses)	(101)	24	—	(156)	14
Gains on sale of intangible asset and sale leaseback transactions, net of tax impact	(207)	—	(92)	(5)	—
Mark-to-market adjustments, net(b)	6	(9)	35	26	11
Adjusted Net Income (Loss)	$(29)	$(18)	$(20)	$(13)	$40

Diluted earnings (loss) per share (GAAP)	$(7.21)	$(0.13)	$0.05	$0.28	$—
Total adjustments per share, net of tax	7.13	0.08	(0.10)	(0.31)	0.10
Adjusted earnings (loss) per share	$(0.08)	$(0.05)	$(0.05)	$(0.03)	$0.10

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	September 30,	December 31,
	2023	2022
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,099	1,275
Trade and other receivables, net of allowance for credit losses	952	1,394
Inventory, net	1,229	1,346
Indemnification agreement receivable	21	50
Other current assets	184	210
Total current assets	3,485	4,275
Property and equipment, net	506	570
Intangible assets not subject to amortization	6,155	6,219
Intangible assets subject to amortization, net	567	612
Operating lease right-of-use assets	577	585
Other assets, at cost, net of accumulated amortization	147	310
Total assets	$11,437	12,571
Liabilities and Equity
Current liabilities:
Accounts payable	813	976
Accrued liabilities	804	1,133
Current portion of debt	730	828
Other current liabilities	109	162
Total current liabilities	2,456	3,099
Long-term debt	4,835	5,525
Deferred income tax liabilities	1,515	1,440
Preferred stock	1,270	1,266
Operating lease liabilities	539	518
Other liabilities	129	198
Total liabilities	10,744	12,046
Equity	590	412
Non-controlling interests in equity of subsidiaries	103	113
Total liabilities and equity	$11,437	12,571

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	September 30,
	2023	2022
Revenue:
Total revenue, net	$2,479	2,744

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation shown separately below)	1,603	1,905
Operating expense	186	205
Selling, general and administrative, including stock-based compensation	415	464
Restructuring, penalties and fire related costs, net of (recoveries)	19	(134)
Depreciation and amortization	105	107
Impairment of intangible assets	—	3,081
Gains on sale of intangible asset and sale leaseback transactions	—	(277)
	2,328	5,351
Operating income (loss)	151	(2,607)

Other income (expense):
Interest expense	(119)	(107)
Dividend and interest income	14	2
Realized and unrealized gains (losses) on financial instruments, net	(15)	(8)
Gain (loss) on extinguishment of debt	1	14
Tax sharing income (expense) with Liberty Broadband	(4)	36
Other, net	5	21
	(118)	(42)
Earnings (loss) before income taxes	33	(2,649)
Income tax (expense) benefit	(21)	(87)
Net earnings (loss)	12	(2,736)
Less net earnings (loss) attributable to noncontrolling interests	11	11
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$1	(2,747)

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Nine months ended
	September 30,
	2023	2022

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$164	(2,502)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	309	371
Impairment of intangible assets	—	3,081
Stock-based compensation	40	46
Realized and unrealized (gains) losses on financial instruments, net	95	(29)
Gain on sale of intangible asset and sale leaseback transactions	(119)	(520)
Gain on insurance proceeds, net of fire related costs	(225)	(139)
Insurance proceeds received for operating expenses and business interruption losses	226	96
Loss on disposition of Zulily, net	64	—
(Gain) loss on extinguishment of debt	(45)	(8)
Deferred income tax expense (benefit)	62	45
Other, net	13	(59)
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	378	483
Decrease (increase) in inventory	63	(163)
Decrease (increase) in prepaid expenses and other assets	90	98
(Decrease) increase in trade accounts payable	(103)	(418)
(Decrease) increase in accrued and other liabilities	(410)	(419)
Net cash provided (used) by operating activities	602	(37)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(151)	(171)
Expenditures for television distribution rights	(111)	(36)
Cash proceeds from dispositions of investments	71	12
Cash paid for disposal of Zulily	(35)	—
Proceeds from sale of fixed assets	202	701
Insurance proceeds received for fixed asset loss	54	184
Payments for settlements of financial instruments	(179)	—
Proceeds from settlements of financial instruments	167	—
Other investing activities, net	—	14
Net cash provided (used) by investing activities	18	704

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,137	2,069
Repayments of debt	(1,893)	(2,577)
Dividends paid to noncontrolling interest	(35)	(39)
Dividends paid to common shareholders	(8)	(11)
Indemnification agreement settlement	26	—
Other financing activities, net	(3)	(13)
Net cash provided (used) by financing activities	(776)	(571)
Effect of foreign currency rates on cash, cash equivalents and restricted cash	(17)	(59)
Net increase (decrease) in cash, cash equivalents and restricted cash	(173)	37
Cash, cash equivalents and restricted cash at beginning of period	1,285	596
Cash, cash equivalents and restricted cash at end period	$1,112	633